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                                                                      EXHIBIT 21

SUBSIDIARIES OF INTEGRA, INC.

Advanced Behavioral Management, Inc.
Apogee of Maryland, Inc.
Apogee of Tennessee, Inc.
Apogee Health Services, Inc.
Apogee Services, Inc.
Associated Mental Health Services, Ltd.
Associates in Psychiatry, Inc.
DOC Systems, Inc.
Elliptic Resources, Inc.
Family Social and Psychotherapy Services, Inc.
Integra IPA, Inc.
Integra of Pennsylvania, Inc.
Martin E. Keller, Ed.D., Ltd.
Naperville Psychiatric, Inc.
Nevada Psychological Associates, Inc.
North, Clawson, Bolt Ltd.
Orbital Investments, Inc.
Perigee Properties, Inc.
Psychiatric Associates, Inc.
Psychogeriatrics Consultants, Inc.
The Clifton Group, Inc.
Thunderbird Behavioral Health Institute, Inc.
Twin Ponds III, Inc.
Twin Ponds Management, Inc.
Winston Clinics, Inc.
Woodmont Psychiatric Associates, Inc.